EXHIBIT 5.01
JOSEPH I. EMAS
ATTORNEY AT LAW
1224 WASHINGTON AVENUE
MIAMI BEACH, FLORIDA 33139
(305) 531-1174

January 31, 2007

Dear Sirs:

Re:	Registration Statement on Form S-8

I have acted as special counsel to AmeriChip International, Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada. In such capacity, I have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 290,000,000(including the 60,000,000 registered in this Registration Statement) of the Company’s common shares, par value $0.001 per share (the "Shares") issuable under the Company's 2003 Non-Qualified Incentive Stock Option Plan (the "Plan").

I have examined originals or copies, certified or otherwise identified to my satisfaction of the resolutions of the directors of the Company with respect to the matters herein. I have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as I have deemed relevant and necessary as a basis for the opinion expressed herein. I have, for the purposes of this opinion, assumed the genuineness of all signatures examined by me, the authenticity of all documents and records submitted to me as originals and the conformity to all original documents of all documents submitted to me as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, I am of the opinion that the Shares issued by the Company are validly issued, fully paid and non-assessable.

In rendering the conclusion expressed below, I advise you that I am a member of the Bar of the State of Florida, New Jersey and New York and express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein and the General Corporation Law of the State of Nevada.

This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 2001, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this opinion letter.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Very truly yours,

/a/ Joseph I. Emas

Joseph I. Emas